                                                                   EXHIBIT 10.17

     Executive Employment Agreement and Addendum, dated September 8, 1999, and Amendment dated November 8, 1999, between the Company
          and Inverness Partners, Inc. Incorporated by Reference to
         Exhibit 10.17 of the Company's Quarterly Report on Form 10-Q
                   for the period ended September 30, 1999.

                                           [INVERNESS PARTNERS, INC. LETTERHEAD]

                                   AGREEMENT

1.  Parties:    CUMETRIX DATA SYSTEMS CORP. ("CUMETRIX")
                INVERNESS PARTNERS, INC. ("Inverness")

2.  Effective Date:  September 8, 1999

3. This Agreement provides for services requested by CUMETRIX and agreed by Inverness in support of the business review, turnaround program, and Board-approved management requirements at CUMETRIX. The scope of the engagement consists of two phases, as outlined in the Addendum to this Agreement, which is an integral part thereof.

4. Inverness shall receive a retainer equal to one month's fee upon execution of this Agreement. Such retainer shall remain with Inverness during the course of the engagement. Upon expiry of this Agreement and/or cancellation of this Agreement by either party, the retainer shall be returned to CUMETRIX after applying such retainer against any final amounts due Inverness.

5. CUMETRIX shall retain Inverness at the following rates: Managing Partner (John L. Davidson), $6,250 per week based on 40-60 per hours per week. In addition to the weekly fees, CUMETRIX will reimburse Inverness for reasonable out-of-pocket expenses for travel and living between Portland and Los Angeles, which shall not exceed a total of $750 per week.

    In addition to the fee for services as above, Inverness shall receive a Performance Incentive, as agreed with CUMETRIX and specified in the Addendum. Such incentive to be received by Inverness only to the extent that measurable success is achieved against business plan targets as provided in the Addendum.

    Within the scope of the engagement contemplated by this Agreement, John L. Davidson, at the level of Managing Partner, will direct the engagement and serve in the interim management capacity as specified in the Addendum. Other Inverness staff will be involved only upon written approval of CUMETRIX's Board.

    Travel time between Portland, Oregon and Los Angeles, California will not be charged.

6. Inverness will provide detailed statements to CUMETRIX, at the end of each week, accounting for all time and expenses charged. Payment will be due promptly upon presentation of the statements, and the retainer balance shall be maintained at all times during the engagement.

Agreement  (September 8, 1999)
Page 2

7. CUMETRIX and Inverness shall not employ personnel of the other party during the period of this Agreement, nor for a period of 12 months following termination of the Agreement without the written agreement of the other party.

8. CUMETRIX shall indemnify Inverness, its shareholders, directors, officers, employees and agents from and against any and all claims, liabilities, loss, costs, damages or expenses (including reasonable attorneys' fees) asserted against, or incurred by Inverness or any such shareholder, director, officer, employee or agent by reason of, or arising out of this Agreement or performance of this Agreement. Excluded from this indemnification are those claims, liabilities, loss, costs, damages or expenses resulting from the willful misconduct, dishonesty, fraudulent act or omission, or gross negligence of Inverness or any such shareholder, director, officer, employee or agent.

9.   Confidentiality

     Both parties acknowledge the confidential nature of all non-publicly obtainable information on the administrative and financial operations of CUMETRIX. Accordingly, Inverness agrees not to disclose financial, operations, or marketing documents or other information to any third party, without the prior approval of CUMETRIX. Excepted are documents or information requested under Court order.

10. This Agreement may be terminated by either CUMETRIX or Inverness at any time subject to the provisions of the Addendum. Termination by CUMETRIX will be accompanied by payment for all outstanding amounts due Inverness.


CUMETRIX DATA SYSTEMS CORP.

/s/ Max Toghraie
----------------------------------------
by: Max Toghraie, Board of Directors


INVERNESS PARTNERS, INC.

/s/ John L. Davidson
----------------------------------------
John L. Davidson, Managing Partner

Addendum to Agreement
 dated September 8, 1999
Between CUMETRIX DATA SYSTEMS CORP.
and Inverness Partners, Inc.

Per Paragraph 3:

     The scope of this engagement provides for a two-phase program to:

          . Conduct a comprehensive review of the CUMETRIX business segments and provide specific reporting and recommendations to the Board with regard to turnaround steps to be incorporated into the revised 1999/2000 Business Plan ("BUSINESS PLAN"), and

          . Phase 2: Undertake direction of the CUMETRIX management team, as President and Chief Executive Officer, responsible to the Board, for a total period of one year, during which implementation of the BUSINESS PLAN will be completed and the Board will conduct a search for a permanent CEO to direct the management team within the medium-and long-range objectives of the BUSINESS PLAN.

     Within the scope of this engagement, Inverness to perform the following specific duties to achieve the objectives of each phase. Both phases are to be undertaken within the provisions of the appointment by the Board of Inverness/Davidson as President and CEO, subject to the terms noted under "Compensation / Term" below.

     Specific duties to include:

     Phase 1:

          (i) Direct the immediate financial and organizational steps required to complete and maintain timely filing of SEC reporting; Assume responsibilities for directing outside accounting resources to complete the 1998/99 reporting consistent with SEC reporting procedures
          (ii) Outline current problem areas and develop prioritized strategies for immediate turnaround steps for resolution to be proposed for approval by the Board
          (iii) Draft a preliminary outline of the 1999/2000 BUSINESS PLAN objectives and steps, to be presented to the Board within 7 days of the effective date of this Agreement; to include:

                 .  Mission Statement / Goals
                 .  Objectives
                 .  Management / Organization - Responsibilities &
                    Accountabilities
                 .  Turnaround Program - 1999
                 .  Marketing Program
                 .  Product Development / CapEx Program and Introduction
                    Timetable
                 .  P&L and Cashflow Forecast
                 .  Evaluation of Results / Corrective Steps
                 .  Strategic Planning

          (iv) Review and complete revisions to the 1999/2000 BUSINESS PLAN, for presentation to and recommendation of approval by the Board within 30 days of the effective date of this Agreement

Addendum to Agreement
 dated September 8, 1999
Between CUMETRIX DATA SYSTEMS CORP.
and Inverness Partners, Inc.
Page 2
               (v)    Develop standard internal reporting of operating and
                      financial results against BUSINESS PLAN targets
               (vi)   Direct key managers in the completion of the 1999/2000
                      operating budgets, by Department.
               (vii) Develop / revise internal cash and budget controls and Department authorities to insure compliance with CUMETRIX Policies and Procedures with regard to expense, capital expenditures and third party commitments
               (viii) Review / revise financial reporting to insure ongoing compliance with outside reporting requirements
               (ix)   Other tasks as directed by the Board


     Phase 2 (to run concurrent with Phase 1):
           2 - (i) Assume direct responsibilities as interim President and Chief Executive Officer for all aspects of CUMETRIX performance to meet or exceed BUSINESS PLAN targets
           2 - (ii) Develop and complete timely, accurate and comprehensive reporting to the Board and to outside agencies, to meet standard regulatory and financial reporting requirements
           2 - (iii)  Direct the use of outside professional resources within approved budget guidelines
           2 - (iv) Direct the immediate implementation of Board-approved turnaround steps developed under Phase 1 recommendations
           2 - (v) Implement approved organization changes and develop position description and individual manager accountabilities; Perform and direct staff evaluations by managers on a regular basis and within approved Policies & Procedures
           2 - (vi) Develop management and staff incentive programs based on performance and results against approved BUSINESS PLAN targets 2 - (vii) Develop Strategic Planning objectives with the Board and outline capitalization alternatives to meet objectives
           2 - (viii) Other tasks as directed by the Board

     Compensation/Term:
     -----------------

     As provided under Paragraph 5 of the Agreement, subject to the following provisions:

               (i) "Performance Incentive", as described in the Agreement to include the following:
                      .  Participation in the appreciation of CUMETRIX shares'
                                              ------------
                         market value through an options agreement to be developed with and agreed between the Board and Inverness by not later than September 30, 1999. Specifics to include rights to purchase CUMETRIX shares at a price to be determined based on average trading value during the six month period prior to the effective date of the Agreement.
                      . In the event that no appreciation in the shares' value, as quoted, occurs then no Performance Incentive is due Inverness
                      . CUMETRIX performance at or above targets set by the approved BUSINESS PLAN to be considered in the determination of the performance Incentive

Addendum to Agreement
 dated September 8, 1999
Between CUMETRIX DATA SYSTEMS CORP.
and Inverness Partners, Inc.
Page 3
     Phase 1 provision:

          . At the end of the Phase 1 "period" (30 days from the effective date of the Agreement), CUMETRIX and Inverness shall have the right to terminate the Agreement without penalty or Performance Incentive and with payment of fees through the 30-day period only.
          . Assuming that CUMETRIX and Inverness agree not to terminate the Agreement at the end of the 30-day period, then the Agreement shall continue as specified above for the balance of the 12 month contract period ("Agreement Period") and CUMETRIX shall be responsible for compensation to Inverness under Paragraph 5. In the event that termination by CUMETRIX occurs for any reason after the Phase 1 period, then Inverness shall receive the lesser of: fees per Paragraph 5 through the end of the Agreement Period, or for a period of three months.
          . In the event that termination by CUMETRIX occurs within the Agreement Period, then Inverness to receive the Performance Incentive benefit, if earned within the 12 month period following termination, in addition to its weekly fees above.


CUMETRIX DATA SYSTEMS CORP.              INVERNESS PARTNERS, INC.

/s/ Max Toghraie                         /s/ John L. Davidson
------------------------------------     -----------------------------------
by: Max Toghraie, Board of Directors     John L. Davidson, Managing Partner

                                November 8, 1999



Mr. John L. Davidson
Managing Partner
Inverness Partners, Inc.
P.O. Box 861
Lake Oswego, OR  97034

Dear John:

     Pursuant to the Agreement (the "Agreement") effective September 8, 1999, between Cumetrix Data Systems Corp. ("Company") and Inverness Partners, Inc. ("Inverness"), either party has the right to terminate the agreement without penalty or payment of Performance Incentive at the end of the Phase 1 Period. Capitalized terms used in this letter without definition have the meanings ascribed in the Agreement. This will confirm that the parties have agreed to modify the Agreement as follows:

     1. Cumetrix may terminate the Agreement without penalty or payment of Performance Incentive on November 8, 1999, if Inverness fails to meet any of the following milestones:

              (a) filing of the Company's 1999 10-K and first quarter 10-Q for Fiscal 2000 with the Securities and Exchange Commission on or before November 8, 1999;

              (b) delivery to the Board of Directors of a proposed Cumetrix Business Plan (Fiscal Year 2000/2001) on or before November 8, 1999; and

              (c) engagement of a suitable executive search firm, on or before November 8, 1999, to search for a permanent chief executive officer for the Company.

     2. The Performance Incentive to be agreed upon between Inverness and the Board of Directors will include rights to purchase Cumetrix shares at a

Mr. John L. Davidson
November 8, 1999
Page 2

          price tied to the average trading price of Cumetrix stock for the week following July 15, 1999.

     3. The Company authorizes Inverness to lease an apartment at the approximate rent of $1,300 per month for a term not to exceed six months from October 23, 1999. These payments will be part of the expenses contemplated by paragraph 5 of the Agreement. Cumetrix shall be liable for the lease payment, regardless of whether the Agreement is terminated by Cumetrix pursuant to paragraph 1 of this letter.

     If the foregoing meets your approval, please sign the enclosed copy at the place provided.

                              Very truly yours,


                              CUMETRIX DATA SYSTEMS CORP.


                              By:  /s/ Max Toghraie
                                 --------------------------------------
                                 Board of Directors

APPROVED BY:

INVERNESS PARTNERS, INC.


By: /s/ John L. Davidson
   --------------------------
       John L. Davidson
       Managing Partner